Exhibit 10.31.1

Commercial Banking

111 SW Fifth Avenue

Suite 400

Portland, OR 97204

February 13, 2004

Bioject Medical Technologies, Inc.

Attn: Chris Farrell

7620 SW Bridgeport Rd.

Portland, OR 97224

Dear Chris,

Per your request, the following description outlines Bioject Medical Technologies Inc.’s credit facility with U.S. Bank, N.A.

As executed on December 2, 2003, Bioject’s credit facility is a $1,500,000.00 non-revolving commitment, which has a 6-month interest only drawdown period (period expires on May 31, 2004), after which the facility coverts to a term loan.  At the time of conversion, the term loan with have a 60 month maturity and 60 month amortization with a fixed rate to be locked on or before May 31, 2004.  The rate will be locked at US Bank’s “60 month maturity/60 month amortization” cost of funds, plus 2.25%, and principal and interest will then be due on a monthly basis.  For the entire term of the loan, a pledged US Bank Certificate of Deposit from Bioject, Inc. will be held as collateral.

As we discussed, Bioject Medical Technologies has some flexibility as to when you wish to terminate the interest only period of your credit facility.  Seeing as how the full amount of your availability has been advanced, US Bank can begin the term-out portion of the note at any time, with the conversion not to occur after May 31, 2004.

If you have any questions, please feel free to give us a call at any time.

Sincerely,

/s/ Elizabeth Jones	/s/ Mark Stuart
Elizabeth Jones	Mark Stuart
Relationship Manager	Vice President
503-275-4282	503-275-5268